Exhibit 99.1

FOR IMMEDIATE RELEASE	March 26, 2014
Media Contact: Joseph Barrios, (520) 884-3725
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNS ENERGY SHAREHOLDERS APPROVE ACQUISITION BY FORTIS

Tucson, Ariz. - Shareholders of UNS Energy Corporation (NYSE:UNS) voted overwhelmingly today to approve the proposed acquisition of the company by a subsidiary of Fortis Inc. (TSX:FTS).

The votes were tabulated at today’s special meeting for shareholders at UNS Energy’s Corporate Headquarters in Tucson. Approximately 97 percent of the ballots cast supported the company’s acquisition by Fortis, the largest investor-owned gas and electric distribution utility company in Canada.

“Today’s vote is a positive step toward a new partnership that will provide benefits for shareholders, customers, employees and the communities we serve. Joining Fortis will provide additional financial strength to help us maintain safe, reliable service throughout Arizona,” said Board Chair and CEO Paul J. Bonavia.

The merger agreement provides that Fortis will acquire all of the outstanding common stock of UNS Energy for $60.25 per share in cash. The $4.3 billion transaction, which includes the assumption of approximately $1.8 billion in debt, would provide additional capital and new resources for UNS Energy’s subsidiaries, including Tucson Electric Power (TEP) and UniSource Energy Services (UES). Both companies will remain headquartered in Tucson under local control with current management and staffing levels and no planned changes to existing operations or rates.

Joining the Fortis family of companies would improve UNS Energy’s access to capital to fund the ongoing diversification of its generating fleet as well as investment in other infrastructure improvements. Upon closing, Fortis will inject $200 million of equity into UNS Energy.

The merger is subject to the approval of regulators, including the Arizona Corporation Commission and the Federal Energy Regulatory Commission; the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and the satisfaction of customary closing conditions. UNS Energy anticipates the transaction will be finalized by the end of 2014.

About UNS Energy:

UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. TEP serves approximately 413,000 customers in southern Arizona. UES provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit www.uns.com. Additional details about the proposed transaction are available online at www.uns.com/acquisition/.

About Fortis:

Fortis is the largest investor-owned gas and electric distribution utility in Canada with total assets of approximately $18 billion and fiscal 2013 revenue exceeding $4 billion. Its regulated utilities account for 90% of total assets and serve more than 2.4 million customers across Canada and in New York State and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation's non-utility investment is comprised of hotels and commercial real estate in Canada.

Fortis shares are listed on the Toronto Stock Exchange and trade under the symbol FTS. Additional information can be accessed at www.fortisinc.com or www.sedar.com.

Forward Looking Statements

Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.